SUB-ITEM 77 I:  Terms of new or amended securities

Attached is the Investment Shares Exhibit to the Multiple
Class Plan of Federated California Municipal Cash Trust, a portfolio of Money Market Obligations Trust. The information contained in the attached Exhibit serves as the description of the Investment Shares as required by the Item.

INVESTMENT SHARES EXHIBIT
TO
MULTIPLE CLASS PLAN
(REVISED 6/1/15)

1.	SEPARATE ARRANGEMENT AND
EXPENSE ALLOCATION

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Investment Shares will consist of sales and shareholder servicing by financial intermediaries.
Financial intermediaries may receive shareholder service fees for services provided. In connection with this basic arrangement, Investment Shares will bear the following fees and expenses:

Fees and Expenses
Maximum Amount Allocated Investment Shares
Sales Load
None
Contingent Deferred
Sales Charge (?CDSC?)
None
Shareholder Service Fee
Up to 25 basis points (0.25%) of the average daily net asset value
12b-1 Fee
As set forth in the attached Schedule
Other Expenses
Itemized expenses incurred by the Fund with respect to holders of Investment Shares as described in Section 3 of the Plan

2.	CONVERSION AND EXCHANGE
PRIVILEGES

For purposes of Rule 18f-3, Investment Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:
None
Exchange Rights:
Investment Shares may be exchanged for Investment Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Class A Shares of Federated Liberty U.S. Government Money Market Trust and
Class R Shares.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, unless Class A Shares or Class F Shares which are subject to a CDSC are being exchanged, in which case the CDSC fee will be imposed as if the Class A Shares or Class F
Shares had been redeemed.  Exchanges to any other
Class shall be treated in the same manner as a redemption and purchase.
?
SCHEDULE OF FUNDS
OFFERING INVESTMENT SHARES

The Funds set forth on this Schedule each offer
Investment Shares on the terms set forth in the Investment Shares Exhibit to the Multiple Class
Plan.



Multiple Class Company
Series
12b-1 Fee


Edward Jones Money Market Fund
None


Money Market Obligations Trust:

Federated California Municipal Cash Trust
0.25%
Federated Municipal Obligations Fund
0.25%
Tax-Free Money Market Fund
None